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H. F. AHMANSON & COMPANY - Home Savings of America - Savings of America
NEWS
4900 Rivergrade Road
Irwindale, California 91706
(818) 814-7922

FOR IMMEDIATE RELEASE                   Contacts:
                                        Media:    Mary Trigg
                                                  818-814-7922
                                        Investor: Steve Swartz
                                                  818-814-7986

        AHMANSON BOARD APPROVES STOCK REPURCHASE PROGRAM

     IRWINDALE, CA, October 3, 1995 -- H. F. Ahmanson & Company, (AHM-
NYSE), parent company of Home Savings of America, today announced that its Board of Directors authorized a stock repurchase program enabling the Company to repurchase up to $250 million of its common stock and/or common stock equivalents from time to time.

     Charles R. Rinehart, Chairman and Chief Executive Officer of Ahmanson and Home Savings, said, "When we announced the sale of our New York branch system earlier this year, we emphasized our commitment to enhance shareholder value. The stock repurchase program is an important step in achieving this commitment. The Company remains well-capitalized and is well-positioned to benefit from our strategy to become a full service consumer bank."

     H. F. Ahmanson & Company, with approximately $50 billion in assets, is the parent company of Home Savings of America. Home's deposit base is $35 billion. It operates 335 retail branches in four states and 117 mortgage lending offices in 11

     Additional information about H. F. Ahmanson & Company and Home Savings of America can be retrieved free of charge using the following services:

                 Internet: invest.quest.columbus.oh.us
                 Fax-on-Demand:  (614) 844-3860
                 On-line BBS: (614) 844-3868